VARSITY BRANDS, INC. ANNOUNCES
                            SUCCESSFUL COMPLETION OF
                      'MODIFIED DUTCH AUCTION' TENDER OFFER
               FOR A PORTION OF ITS 10-1/2% SENIOR NOTES DUE 2007

         MEMPHIS, TN, DECEMBER 14, 2001 /PRNEWSWIRE/ -- Varsity Brands, Inc. (the "Company") announced the successful completion of its "Modified Dutch Auction" tender offer for a portion of its outstanding 10-1/2% Senior Notes due 2007 (the "Notes"), which expired, as scheduled, yesterday at 5:00 p.m., New York City time.

         The Company announced that upon expiration, the Offer was oversubscribed, and that an aggregate of $29,500,000 in principal amount of Notes was tendered in the Offer. As a result, under the terms of the Offer, the purchase price will be $800 per $1,000 in principal amount. Those holders who tendered their Notes at the price of $800 will have 90.0% of their tendered Notes accepted for payment. Those holders who tendered their Notes for less than $800 per $1,000 (which includes Notes tendered without any specified price) will receive payment in full.

         The Company stated that, with the successful completion of the tender offer, it has no further obligation under its public indenture to purchase any more Notes with proceeds received by the Company from the June 2001 sale of its Riddell Team Sports Division.

         It is anticipated that settlement will take place no later than December 19, 2001. The Company will pay accrued and unpaid interest to the settlement date on all Notes accepted for payment.

         Banc of America Securities LLC was the exclusive dealer manager for the Offer.

About the Company

         In September 2001, at its annual stockholders' meeting the company changed its name to Varsity Brands, Inc. from Riddell Sports Inc. in connection with the June 2001 sale of the Riddell Team Sports Division. For the present time, the company intends to maintain its "RDL" ticker for trading on the American Stock Exchange.

         The Company manufactures cheerleading and dance team products and markets those products and related services, including special events, competitions, and instruction at clinics and camps, through a year-round marketing strategy. Varsity markets its proprietary products and services to
schools,   recreational   organizations,   coaches  and   participants   in  the
extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

CERTAIN STATEMENTS MADE IN THIS PRESS RELEASE CONCERNING THE COMPANY'S TENDER OFFER ARE "FORWARD-LOOKING STATEMENTS" AS THAT TERM IS DEFINED UNDER FEDERAL SECURITIES LAWS. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES.